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                                                             Exhibit 10.23

                              PATHMARK STORES, INC.

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            301 Blair Road, P.O. Box 5301, Woodbridge, NJ 07095-0915
                       (908) 499-3930 Fax: (908) 499-3460

Mr. John Sheehan
7 Pheasant Drive
Colts Neck, NJ   07722

                              Employment Agreement

Dear John:

         The following sets forth the agreement between Pathmark Stores, Inc. (the "Company") and you regarding the terms and provisions of your employment as an employee of the Company during the Term (as hereinafter defined).

         1. Term of Employment Under the Agreement The Term of your employment under this Agreement (the "Term") shall commence on April 1, 1997 (the "Effective Date") and shall continue until March 31, 1999; provided, however, that commencing on April 1, 1998 and on each successive April 1st thereafter (each, a "Renewal Date"), the Term shall be automatically extended for one additional year, unless at least 30 days prior to the next Renewal Date the Company has delivered to you or you have delivered to the Company, written notice of the desire, not to extend the Term. For purposes of this Agreement, "Fiscal Year" means the Company's fiscal year. Subject to the provisions of Section 4 below, either party may terminate your employment under this Agreement at any time.

         2. Employment During the Term During the Term, you shall be employed as Senior Vice President - Operations of the Company, and your duties and responsibilities to the Company shall be consistent in all respects with such position. In addition, pursuant to this Agreement, in the sole discretion of the Company, and for no additional consideration, you agree to serve as an officer of any subsidiary or parent corporation of the Company. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than de minimis amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. Your principal place of employment shall be the executive offices of the Company as established from time to time, although you understand and agree that you will be required to travel from time to time for business purposes.

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         3.       Compensation During the Term

                  (a) Base Salary. As compensation to you for all services rendered to the Company, the Company will pay you a base salary (the "Salary") at the rate of $180,000 per annum, which will be reviewed annually by the Chief Executive Officer and may be increased but not decreased by the Board of Directors (the "Board") or any committee thereof responsible for the Company's executive compensation policies (the "Committee"), on the basis of such review. Your Salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive officers.

                  (b) Bonuses. During the Term, you shall be eligible to participate in the Company's Executive Incentive Plan (the "EIP"). Under the EIP, for each full twelve-month Fiscal Year occurring during the Term, you will be eligible to earn an annual bonus (the "Annual Bonus") of up to 55% of your Salary, at the rate in effect at the beginning of the applicable Fiscal Year, based on targets set by the Committee for your Annual Bonus for such Fiscal Year. The target for your Annual Bonus for any partial Fiscal Year occurring during the Term shall be prorated by multiplying the target by a fraction (not greater than one), the numerator of which shall be the number of days in such Fiscal Year occurring during the Term and the denominator of which shall be 365. The Annual Bonus earned by you for any Fiscal Year will be paid to you within 120 days following the end of such Fiscal Year.

                  (c) Benefits. During the Term, you shall be eligible to participate in each pension, welfare and fringe benefit program made available generally to executives of the Company in accordance with the terms and provisions of each such program, provided, however, that the Company shall not be obligated to provide any supplemental retirement plan or any similar arrangement to you.

                  (d) Business Expenses. The Company will reimburse you upon presentation by you of appropriate documentation for business expenses reasonably incurred by you in connection with the performance of your duties under this Agreement.

         4.       Effect of Termination of Employment

                  (a) Involuntary Termination. (i) Subject to Sections 4(f) and 4(g) below, in the event of your Involuntary Termination (as hereinafter defined), the Company shall pay you (x) the full amount of the accrued but unpaid Salary you have earned through the date of such Involuntary Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you

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may have accrued as of the date of Involuntary Termination; (y) the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the date of the termination of your employment hereunder (the "Date of Termination", which is defined in detail under Section 4(d) below), and (z) a Severance Amount (the "Severance Amount") equal to your annual rate of Salary, based upon the annual rate then in effect immediately prior to the Date of Termination, multiplied by a fraction (not greater than two), the numerator of which is the number of months remaining in the Term, and the denominator of which is 12, payable in the same manner as the Salary in accordance with the Company's regular payment practices applicable to its executive officers over the Severance Period. For purposes of this Agreement, "Involuntary Termination" shall mean (i) your termination of employment by the Company other than for Cause or Disability, or (ii) your resignation of employment with the Company for Good Reason. "Cause" shall mean the termination of your employment with the Company because of (i) your willful and repeated failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of your employment with the Company after notice from the Company of such failure and your inability or unwillingness to correct such failure within thirty (30) days of such notice; (ii) your conviction of a felony, or your plea of no contest to a felony, (iii) perpetration by you of a material dishonest act or fraud against the Company or any parent or subsidiary thereof; or (iv) any material breach by you of this Agreement, including, but not limited to, any breach of the Protective Covenants set forth in Section 5 hereof. "Disability" shall mean your absence from continuous full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness. "Good Reason" shall mean your resignation because of (i) the failure of the Company to pay any material amount of compensation to you when due; (ii) a material, adverse reduction or material, adverse diminution in your titles, duties, positions or responsibilities with the Company, including, but not limited to, failure by the Company to elect you to the office of Senior Vice President; (iii) any other material breach by the Company of the Agreement; or
(iv) receipt of notice by you pursuant to Section 1 hereof of the Company's decision not to extend the Term. In order to constitute Good Reason, you must provide within sixty (60) days after you know or have reason to know of the occurrence of any such event, a Notice of Termination (as defined in Section 4(d) below). After you provide such Notice of Termination to the Company, the Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company (which cure shall be retroactive with respect to any monetary matter), such event shall no longer constitute Good Reason. "Severance Period" shall mean, in the event of an Involuntary Termination, the period commencing on the Date of Termination and ending on the last day of the Term.

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                           (ii)  In the event of your Involuntary Termination,
you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the medical, dental, health and life insurance plans applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. For purposes of this Agreement, Benefit Continuation Period shall mean, in connection with your Involuntary Termination, the period beginning on the Date of Termination and ending on the earliest to occur of (i) the end of the Severance Period; (ii) the date you are eligible to be covered under the benefit plans of a subsequent employer, and (iii) the date of your breach of any provision of Section 5 hereof.

                           (iii) Except as otherwise provided in this Section
4(a) or the provisions of any employee benefit plan in which you are a participant, or as required by law, in the event of your Involuntary Termination, as of the Date of Termination, you will relinquish the right to any additional payments or benefits from the Company under this Agreement or otherwise.

                  (b) Termination Event. In the event your employment ends at any time during the Term as a result of a Termination Event (as hereinafter defined), the Company shall pay you the full amount of the accrued but unpaid Salary you have earned through the Date of Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination. You shall immediately relinquish the right to any other payments or benefits from the Company under this Agreement or otherwise, except with respect to any employee benefit plan that provides otherwise. "Termination Event" shall mean your resignation without Good Reason or a termination by the Company for Cause.

                  (c) Death or Disability. If your employment with the Company ends as a result of your death or Disability during the Term, the Company shall pay you (or, in the event of your death, your Beneficiary) the full amount of the accrued but unpaid Salary you have earned through the Date of Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination. In addition, the Company shall pay you the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the Date of Termination. Except as otherwise

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provided in this Section 4(c), the provisions of any employee benefit plan in which you are a participant, as of the Date of Termination, you (or in the event of your death, your Beneficiary) will relinquish the right to any additional payments or benefits from the Company under this Agreement or otherwise. For purposes of this Agreement, "Beneficiary" shall mean the person or persons designated by you in writing to receive any benefits payable to you hereunder in the event of your death or, if no such persons are so designated, your estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of your death.

                  (d) Date and Notice of Termination. Any termination of your employment by the Company or by you during the Term shall be communicated in writing by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The Date of Termination shall be determined as follows: (i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty-day period); (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you); (iii) if your employment is terminated by the Company for Cause, the later of (x) the date specified in the Notice of Termination, and (y) the expiration of the applicable period set forth in the definition of Cause during which you may effect a cure or meet with the Board if such period expires without such cure being effected by you and without a reversal on the part of the Board regarding its decision to terminate you for Cause; (iv) if you resign your employment hereunder on the basis of Involuntary Termination for Good Reason, the Date of Termination shall be the later of (x) the date specified in the Notice of Termination, and (y) the expiration of the applicable cure period set forth in the definition of Good Reason if such period expires without such cure being effected by the Company; (v) the Date of Termination in the event of your resignation of employment other than for Good Reason shall be the date set forth in the Notice of Termination, which shall be no earlier than thirty (30) days after the date such notice is received by the Company; and (vi) the Date of Termination in the event of your death shall be the date of your death.

                  (f) Reduced Severance Amount. Any Severance Amount payable under the Agreement will be reduced by any compensation or benefits you earn in connection with any employment by another employer during the Severance Period. You agree promptly

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to provide the Company with any evidence of amounts received in connection with such other employment which the Company shall reasonably request.

                  (g) Breach of Protective Covenants. If, following the Date of Termination, you breach any of the provisions of Section 5 below, in addition to any other remedies the Company may have, you shall not be eligible, as of the date of such breach, for any Severance Amount, and all obligations of the Company to pay any Severance Amount hereunder shall thereupon cease.

         5.       Protective Covenants

                  (a) No Competing Employment. During the Restricted Period (as hereinafter defined), you shall not, without the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 1% of the number of shares outstanding of any securities which are publicly traded), compete with the retail supermarket business, or any other business contributing at least 15% of the consolidated revenues, of the company or any parent or subsidiary of the Company (such businesses are hereinafter referred to as the "Business"), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business, except for the aforementioned 1% ownership of publicly traded securities. The restrictions imposed by this
Section 5(a) shall not apply to any geographic area in which the Company, its parent or subsidiaries are not engaged in the Business at the Date of Termination. "Restricted Period" shall mean the period beginning on the Effective Date and ending on the last day of the Term.

                  (b) No Solicitation of Clients, Customers or Employees. During the Restricted Period, you shall not, without the prior written consent of the Board, directly or indirectly (i) solicit in competition with the Business any person who at any time either during the Term or during the Restricted Period is or becomes a customer or a client of the Business; (ii) solicit, induce or attempt to persuade any employee or independent contractor of the Business, to terminate his or her employment or independent contractor relationship in order to enter into any other employment or engage in other business or livelihood;
(iii) solicit, influence, or attempt to influence any provider of services or products to the Business, including, without limitation, any person or entity which has been a provider of services or products to the Business during the Executive's employment with the Company, or take any action detrimental to the existing or prospective relationships between the Business and any provider of services, or (iv) assist

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or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 5(b) if such activity were carried out by you, and, in particular, you agree that you will not, directly or indirectly, induce any employee of the Business to carry out any such activity.

                  (c) Confidentiality. You recognize that the services you perform for the Company are special, unique and extraordinary in that you may acquire confidential information and trade secrets concerning the operations of the Company, its parent and subsidiaries, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder, or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that you may learn by reason of your association with the Company. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company or any of its parent's or subsidiaries' business plans, prospects and opportunities, the identity of clients, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. You understand and agree that the rights and obligations set forth in this Section 5(c) are perpetual and, in any case, shall extend beyond the Restricted Period and the Severance Period.

                  (d) Injunctive Relief. Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants of this Section 5.

         6.       Successors; Binding Agreement

                  (a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the

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Company would be required to perform it if no such succession had taken place;
provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

                  (b) Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

         7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, Pathmark Stores, Inc., 301 Blair Road, P.O. Box 5301, Woodbridge, New Jersey 07095-0915, telecopier number
(908) 499-3100, with a copy to the General Counsel of the Company, at the same address, telecopier number (908) 499-3460, or to you at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8.       Miscellaneous.

                  (a) No Rights to Continued Employment. Neither this Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Section 4 above, for any reason, with or without Cause.

                  (b) Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

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                  (c) Validity. The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (d) Representation. You hereby represent and warrant to the Company that the execution and delivery by you of this Agreement to the Company will not breach the terms of any contract, agreement or understanding to which you are a party. You further acknowledge and agree that a breach of this representation by you shall render this Agreement void ab initio and of no further force and effect.

                  (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (f) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

                  (g) Source of Payments. All payments provided under this Agreement (other than payments made pursuant to a plan which provides otherwise or as otherwise expressly provided hereunder) shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                  (h) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

                  (i) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

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         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                                 Sincerely,

                                                 PATHMARK STORES, INC.

                                                 By:      /s/James Donald
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                                                      [Name]       James Donald
                                                      [Title]      President

Agreed to as of this 4th  day of
April             , 1997.
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/s/John Sheehan
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